As filed with the Securities and Exchange Commission on February 24, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OCZ TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3651093 (I.R.S. Employer Identification No.)

6373 San Ignacio Avenue San Jose, California (Address of Principal Executive Offices)	95119 (Zip Code)
OCZ TECHNOLOGY GROUP, INC. 2004 STOCK INCENTIVE PLAN
(Full Title of the Plan)
Kerry T. Smith
Chief Financial Officer
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California, 95119
(408) 733-8400
(Name, Address and Telephone
Number, including Area Code, of Agent for Service)

With a copy to:
Edward H. Batts, Esq.
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
(650) 833-2395

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	To Be	Offering	Aggregate	Registration
To Be Registered(1)	Registered (2)	Price Per Share (3)	Offering Price (3)	Fee
2004 Stock Incentive Plan,	5,232,873	$1.275	$6,671,913.08	$475.71
Common Stock, $0.0025 par value

TOTAL	5,232,873

(1)	The securities to be registered include options and rights to acquire common stock pursuant to the OCZ Technology Group, Inc 2004 Stock Incentive Plan (the “2004 Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457 (h) under the Securities Act of 1933, based upon the price at which the options may be exercised.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 5,232,873 shares of common stock, par value $0.0025 per share (the “Common Stock”), of OCZ Technology Group, Inc., a Delaware corporation (the “Company”), issuable pursuant to the 2004 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
          The documents containing the information concerning the Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in such Plan as specified by Rule 428(b)(1) under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The Company hereby incorporates by reference in this registration statement the following documents:
     (a) The Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, including any amendment or report filed for the purpose of updating such description.
     (b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2009.
     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
     (d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4 . Description of Securities
          Inapplicable.
Item 5 . Interests of Named Experts and Counsel
          Inapplicable.
Item 6 . Indemnification of Directors and Officers
          Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.
          Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers and key employees that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
          Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7 . Exemption From Registration Claimed
          Inapplicable.
Item 8 . Exhibits
          See Exhibit Index.
Item 9 . Undertakings
          The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 24, 2010.

OCZ TECHNOLOGY GROUP, INC.
By:	/s/ Kerry T.Smith
Kerry T. Smith
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kerry T. Smith, as his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as he may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ryan Petersen	Chief Executive Officer, Director	February 24, 2010

Ryan Petersen	(Principal Executive Officer)

/s/ Kerry T. Smith	Chief Financial Officer, Director	February 24, 2010

Kerry T. Smith	(Principal Financial Officer)

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion and consent of DLA Piper LLP (US).(1)
10.1	OCZ Technology Group, Inc. 2004 Equity Incentive Plan. (2)
23.1	Consent of Independent Registered Public Accounting Firm.(1)
24.1	Power of Attorney (included in signature pages to this registration statement).(1)

(1)	Filed herewith.

(2)	Incorporated by reference from exhibit of same number on Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, as amended.